Exhibit 99.1

Scorpius Holdings Announces Receipt of Filing Delinquency Notification

Reaffirms commitment to regaining compliance with the
NYSE American continued listing standards

Durham, NC – April 22, 2024 –Scorpius Holdings, Inc (NYSE American: SCPX), an integrated contract development and manufacturing organization (CDMO), received an official notice of noncompliance (the “NYSE American Notice”) from NYSE Regulation stating that the Company is not in compliance with NYSE American LLC (“NYSE American” or the “Exhange”) continued listing standards (the “Filing Delinquency Notification”) under the timely filing criteria included in Section 1007 of the NYSE American Company Guide (the "Company Guide") due to the failure to timely file the Company’s Form 10-K for the period ended December 31, 2023 (the “Delinquent Report”) by the filing due date of April 16, 2024 (the “Filing Delinquency”).

As previously reported in the Company’s Notification of Late Filing on Form 12b-25 filed with the SEC on April 1, 2024, the Company was unable to file its Annual Report on Form 10-K for the year ended December 31, 2023, within the prescribed period because of delays experienced by the Company in preparing its consolidated financial statements. The delays relate to recent finance staff turnover of those directly involved in preparing the Delinquent Report, and the need for additional time to complete the calculation of revenue recognition for certain contracts for the year ended December 31, 2023.

Jeff Wolf, CEO of Scorpius, stated, “We regret the delay in filing our Form 10-K, due in part to substantive changes within our organization. We expect to file our year-end financial results in short order. Most importantly, we remain committed to maintaining the highest standards of financial reporting and corporate governance.”

The Company is now subject to the procedures and requirements set forth in Section 1007 of the NYSE American Company Guide. Within five days of the date of the Filing Delinquency Notification, the Company was required to (a) contact the Exchange to discuss the status of the Delinquent Report and (b) issue a press release disclosing the occurrence of the Filing Delinquency, the reason for the Filing Delinquency and, if known, the anticipated date such Filing Delinquency will be cured via the filing or refiling of the applicable report, as the case may be.

During the six-month period from the date of the Filing Delinquency (the "Initial Cure Period"), the NYSE will monitor the Company and the status of the Delinquent Report and any subsequent delayed filings, including through contact with the Company, until the Filing Delinquency is cured. If the Company fails to cure the Filing Delinquency within the Initial Cure Period, the Exchange may, in the Exchange’s sole discretion, allow the Company’s securities to be traded for up to an additional six-month period (the "Additional Cure Period") depending on the Company’s specific circumstances. If the Exchange determines that an Additional Cure Period is not appropriate, suspension and delisting procedures will commence in accordance with the procedures set out in Section 1010 of the NYSE American Company Guide. If the Exchange determines that an Additional Cure Period of up to six months is appropriate and the Company fails to file its Delinquent Report and any subsequent delayed filings by the end of that period, suspension and delisting procedures will generally commence. An issuer is not eligible to follow the procedures outlined in Section 1009 with respect to these criteria.

Notwithstanding the foregoing, however, the Exchange may in its sole discretion decide (i) not to afford an issuer any Initial Cure Period or Additional Cure Period, as the case may be, at all or (ii) at any time during the Initial Cure Period or Additional Cure Period, to truncate the Initial Cure Period or Additional Cure Period, as the case may be, and immediately commence suspension and delisting procedures if the Company is subject to delisting pursuant to any other provision of the Company Guide, including if the Exchange believes, in the NYSE’s sole discretion, that continued listing and trading of an issuer's securities on the Exchange is inadvisable or unwarranted in accordance with Sections 1001-1006 hereof.

The Company intends to regain compliance with the NYSE American continued listing standards. There can be no assurance that the Company will ultimately regain compliance with all applicable NYSE American continued listing standards.

Scorpius Holdings, Inc.

Scorpius Holdings Inc. is an integrated contract development and manufacturing organization (CDMO) focused on rapidly advancing biologic and cell therapy programs to the clinic and beyond. Scorpius offers a broad array of analytical testing, process development, and manufacturing services to pharmaceutical and biotech companies at its state-of-the-art facilities in San Antonio, TX. With an experienced team and new, purpose-built U.S. facilities, Scorpius is dedicated to transparent collaboration and flexible, high-quality biologics biomanufacturing. For more information, please visit www.scorpiusbiologics.com.

Forward-Looking Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions, and include statements such as the Company’s expectation to expand the scope of the agreement to include Phase 1 clinical manufacturing, the Company’s ability to file its Annual Report on Form 10-K during the Initial Cure Period and its ability to regain compliance with the NYSE American continued listing standards Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to regain compliance with the NYSE American continued listing standards, expand its large molecule biomanufacturing CDMO services and continue to grow revenue; the Company’s financing needs, its cash balance being sufficient to sustain operations and its ability to raise capital when needed, the Company’s ability to leverage fixed costs and achieve long-term profitability; the Company’s ability to obtain regulatory approvals or to comply with ongoing regulatory requirements, regulatory limitations relating to the Company’s ability to successfully promote its services and compete as a pure- play CDMO, and other factors described in the Company’s most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Qs and any other filings the Company makes with the SEC. The information in this presentation is provided only as of the date presented, and the Company undertakes no obligation to update any forward-looking statements contained in this presentation on account of new information, future events, or otherwise, except as required by law.

Media and Investor Relations Contact

David Waldman

+1 919 289 4017

ir@scorpiusbiologics.com